UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 11, 2010 (June 7, 2010)

NUTRASTAR INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52899	80-0264950
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

7/F Jinhua Mansion
41 Hanguang Street
Nangang District, Harbin 150080
People's Republic of China
(Address of Principal Executive Offices)

(86) 451-82287746
Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

On June 7, 2010, Nutrastar International Inc. (the "Company") effected the first closing of a private placement transaction and issued approximately 123,403 units (the "Unit") at a purchase price of $28.56 per Unit for gross proceeds of $3,524,342 (the “Aggregate Purchase Price”). Each Unit consists of (i) one share of a newly designated series A preferred stock, par value $0.001 per share (“Series A Preferred Stock”), with an initial one-to-ten conversion ratio into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) warrants to purchase five shares of Common Stock at an exercise price of $3.40 per share (“Warrants”). This issuance is part of the private placement financing as disclosed in the Company’s current report on Form 8-K filed on June 3, 2010.

Gilford Securities Incorporated, as the placement agent of this transaction, received from the investors a fee equal to 2% of the Aggregate Purchase Price and Warrants to purchase 2% of the aggregate number of shares of Common Stock underlying the Series A Preferred Stock purchased by the investors in this transaction.

The issuance of the Units to the investors was made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the "Act"), for the offer and sale of securities not involving a public offering, Regulation D and Regulation S promulgated thereunder. None of the Units, the Series A Preferred Stock, the Warrants and the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants have been registered under the Act and neither may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nutrastar International Inc.

Date: June 11, 2010

/s/ Lianyun Han
Name: Lianyun Han
Title: Chief Executive Officer